Exhibit 99.2

COMPANY CONTACT:	AT FINANCIAL RELATIONS BOARD:
James Mead	Georganne Palffy	Tim Grace
Chief Financial Officer	General Information	Media Inquiries
(312) 658-5740	(312) 640-6768	(312) 640-6667

FOR IMMEDIATE RELEASE

TUESDAY, NOVEMBER 1, 2005

STRATEGIC HOTEL CAPITAL ANNOUNCES MAJOR REDEVELOPMENT
PLANS FOR CHICAGO INTERCONTINENTAL AND FAIRMONT HOTELS

New Tower by Lucien Lagrange to Complement Art Deco InterContinental;

Fractional Ownership, Hotel Condos Planned for Fairmont

CHICAGO, November 1 – Strategic Hotel Capital, Inc. (NYSE:SLH) today announced that the company has begun redevelopment plans for its two major Chicago hotels, the InterContinental and Fairmont.

The company has filed plans with the city of Chicago for a new 71-story tower at the InterContinental on Michigan Avenue to replace the existing North Tower, in addition to the creation of 11,000 square feet of high-end retail space in the previously underutilized Michigan Avenue frontage of the property.

The new tower is being designed by the award-winning Lucien Lagrange Architects and will provide approximately 150 new luxury hotel suites and 310 luxury condominium units. Strategic intends to work with a leading residential developer to develop and market the condominiums. The redevelopment effort will include a unique pedestrian park connected to Michigan Avenue, which will extend over Grand Avenue.

The existing 330-room historical tower, originally built in 1928 as the Medinah Athletic Club, will be significantly upgraded to compete even more effectively in the luxury hotel market. Pending approval and market conditions, it is anticipated that construction could begin in mid-to-late 2007. The InterContinental’s historic tower will remain open for business during most of the redevelopment and is taking bookings for 2007.

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The 692-room Fairmont Chicago was recently acquired by the company and has a premier location at the gateways to Millennium Park, recognized as one of the top urban parks in the country, and Lakeshore East, the city’s most significant urban and upscale high-rise housing development. The Rockwell Group, an international award-winning design firm, is working with the company on the interior and exterior design, in addition to the development of high-end fractional ownership units and hotel condominium units.

“These two luxury urban properties managed by two of the leading global hotel operators, with the opportunities they present, are precisely the type of asset we are attracted to where we can create significant additional value by creatively enhancing the properties,” said Laurence Geller, president and CEO of Strategic Hotel Capital, Inc.

“While these two great properties in the past have competed, these repositioning efforts will allow each to be unique and best in class in distinct markets, and as such will complement each other while adding substantial value to our shareholders,” Geller said.

Management also announced that it will begin doing business as Strategic Hotels & Resorts, in order to better represent the company’s asset intensive focus and ownership in high-end urban hotels and luxury resorts. The new corporate website can be found at www.strategichotels.com.

Commenting on the refined corporate identity, Geller stated, “Our acquisitions, in tandem with selective dispositions executed since going public last year, clearly demonstrate our vision to be the premier owners and asset managers of a high quality portfolio. This name change is a further step in highlighting our mission.”

About the Company

Strategic Hotel Capital, Inc. also operates under the name Strategic Hotels & Resorts and is a real estate investment trust, which owns and asset manages high-end hotels and resorts. The company has ownership interests in 16 properties with an aggregate of 7,585 rooms. For further information, please visit the company’s website at www.strategichotels.com.

This press release contains forward-looking statements about Strategic Hotel Capital, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the company’s projections. Factors that may contribute to these differences include but are not limited to the following: rising interest rates; availability of capital; ability to obtain or refinance debt; cash available for capital expenditures; competition; demand for hotel rooms in our current and proposed market areas; delays in construction and development, demand for fractional ownership interests and hotel condominiums, marketing challenges associated with entering the new lines of business; economic conditions generally and in the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and hotel bookings; the outbreak of hostilities and international political instability; legislative or regulatory changes, including changes to laws governing the taxation of REITs; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs.

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Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.